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       [Gersten, Savage, Kaplowitz & Fredericks, LLP letterhead]

                                 November 4, 1997

Diplomat Corporation
25 Kay Fries Drive
Stoney Point, New York 10890

Gentlemen:

You have requested our opinion, as counsel for Diplomat Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 275,908 shares (the "Selling Security Holders' Shares") of common stock (the "Offering"), par value $.0001 (the "Common Stock"), which either (i) were issued pursuant to consulting agreements, or (ii) are issuable upon the exercise of options granted pursuant to consulting agreements.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that the Selling Security Holders' Shares have been fully paid, validly issued and nonassessable or, upon the exercise of any stock option and full payment of the exercise price, will have been fully paid, validly issued and nonassessable.

No opinion is expressed herein as to any laws other than the laws of the State of New York, of the United States and the corporate laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and of the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                        Very truly yours,

                        /s/ Gersten, Savage, Kaplowitz & Fredericks, LLP

                        GERSTEN, SAVAGE, KAPLOWITZ &
                        FREDERICKS, LLP